Exhibit 4.33
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the capital stock of The Home Depot, Inc. (the “Company”, “we”, “us” or “our”), certain provisions of our Amended and Restated Certificate of Incorporation, (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), and certain provisions of the Delaware General Corporation Law (the “DGCL”) is a summary and is qualified in its entirety by reference to the Certificate of Incorporation, our By-Laws and the DGCL. Copies of the Certificate of Incorporation and the By-Laws are filed as exhibits to our annual reports on Form 10-K filed with the Securities and Exchange Commission.
Authorized Capital Shares
Our authorized capital stock consists of ten billion (10,000,000,000) shares of common stock, par value $0.05 per share. Our common stock is listed on the New York Stock Exchange under the trading symbol “HD.”
Voting
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors. The holders of our shares do not have cumulative voting rights in the election of directors.
Other than with respect to the “interested stockholder” provision of the DGCL described below in “Delaware Anti-Takeover Statute,” our Certificate of Incorporation and By-Laws do not have supermajority voting provisions, and shareholders can approve binding By-Law amendments with a simple majority vote.
Dividends; Liquidation Rights
Holders of shares of our common stock have equal ratable rights to dividends (payable in cash, stock or otherwise) out of funds legally available for that purpose, when and if dividends are declared by the Board of Directors of the Company (the “Board”).
Holders of shares of common stock are entitled to share ratably, as a single class, in all of the Company’s assets available for distribution to shareholders upon the Company’s liquidation or dissolution or the winding up of our affairs, after payment of the Company’s liabilities.
Rights and Preferences
Shareholders of the Company have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Requirements for Advance Notification of Shareholder Nominations and Proposals
The By-Laws provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide timely advance written notice to us, and specify requirements as to the form and content of a shareholder’s notice, which may preclude shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at a meeting of shareholders.
Proxy Access
Our By-Laws provide that, in certain circumstances, a shareholder or group of up to 20 shareholders may include director candidates that they have nominated in our annual meeting proxy materials. Such shareholder or group of shareholders needs to own 3% or more of our issued and outstanding common stock entitled to vote in the election of directors continuously for at least three years as of the date of the shareholder’s notice. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed the greater of two or 20% of the number of directors then serving on our Board, rounded down to the nearest whole number, subject to reduction in certain circumstances, including where shareholders have nominated candidates for election at the same meeting outside the proxy access process. The nominating shareholder or group of shareholders is also required to deliver certain information and undertakings, and each nominee is required to meet certain qualifications, as described in more detail in the By-Laws.

Special Shareholder Meetings
Our By-Laws provide that special meetings of the shareholders of the corporation may only be called by (1) the Chairman of the Board or the Board, or (2) subject to certain procedures and conditions set forth in the By-Laws, at the written request of one or more record holders owning at least a 15% of our outstanding common stock.
Shareholder Action by Written Consent
Our Certificate of Incorporation and By-Laws provide that any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without a vote if, in accordance with the By-Laws, (a) record holders of shares representing at least 25% of our outstanding common stock request in writing that the Board establish a record date for the proposed action; (a) consents are solicited by the shareholders proposing to take such action from all holders of our shares as of the record date; and (c) the Company receives written consents setting forth the action so taken that are signed by the holders of outstanding stock on the record date having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on the action were present and voting.
Delaware Anti-Takeover Statute

We elected not to be governed by Section 203 of the DGCL, an anti-takeover statute that prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Delaware corporations have the right to opt out of Section 203 of the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.